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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT, dated this 9th day of February to be effective as of February 21, 2005 (the "Effective Date"), is by and between Insight Enterprises, Inc., a Delaware corporation ("Company"), and Gary M. Glandon ("Employee").

      In consideration of the mutual agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Employee hereby agree as follows:

      1. POSITION. Company hereby employs Employee as its Executive Vice President - Human Resources, and Employee hereby accepts and agrees to such employment. Employee's duties and authority shall be such executive and managerial duties as the Chief Executive Officer of Company shall reasonably determine from time to time. Executive will devote full time on behalf of Company, reasonable absences because of illness or personal and family exigencies excepted. Employee agrees to perform, faithfully and to the best of Employee's ability, the duties that may be required of Employee.

      2. COMPENSATION. Company shall pay Employee a "Base Salary" at the rate of $215,000.00 per year. The Base Salary shall be payable as nearly as possible in equal semi-monthly installments or in such other installments as are customary from time to time for Company's executives. The Base Salary may be adjusted from time to time in accordance with the procedures established by Company for salary adjustments for executives. Employee shall be entitled to an annual incentive bonus. The amount if any, of the incentive bonus shall be based on the extent to which Employee or Company, or both, achieve objectives set by the Chief Executive Officer of Company. Employee shall be entitled to participate in other benefit plans made available generally to employees of Company from time to time, including but not limited to, any savings plan, life insurance plan and health insurance plan, subject to any restrictions specified in, or amendments made to, such plans.

      3. DEFINITIONS.

            a. ENGAGED IN A COMPETING BUSINESS. Employee shall be deemed to be "Engaged in a Competing Business" if, in any capacity, including proprietor, shareholder, partner, officer, director or employee, Employee engages or participates, directly or indirectly, in the operation, ownership or management of the activity of any proprietorship, partnership, company or other business entity which activity is competitive with the then actual business in which Company is engaged on the date of, or any business contemplated by Company's business plan in effect on the date of notice of, the termination of Employee's employment by Company. Nothing in this Agreement is intended to limit Employee's ability to own equity in a public company constituting less than one percent (1%) of the outstanding equity of such company, so long as Employee is not actively engaged in the management thereof.

            b. RESTRICTED TERRITORY. Employee and Company understand and agree that Company's business is not geographically restricted and is unrelated to the physical location of

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Company facilities or the physical location of any Competing Business, due to extensive use of the Internet, telephones, facsimile transmissions and other means of electronic information and product distribution. Accordingly, Company has a protectable business interest in, and the parties intend the Restricted Territory to encompass, each and every location from which Employee could engage in Competing Business in any country, state, province, county or other political subdivision in which Company has customers, employees, suppliers, distributors or other business partners or operations. If, but only if, this Restricted Territory is held to be invalid on the ground that it is unreasonably broad, the Restricted Territory shall include each location from which Employee can conduct business in any of the following locations: the United States of America (including each state in which Company conducts sales or operations); Canada; the United Kingdom; and each political subdivision of each of the foregoing countries. If, but only if, this Restricted Territory is held to be invalid on the grounds that it is unreasonably broad, then the Restricted Territory shall be the United States (including each state in which Company conducts sales or operations), Canada, the United Kingdom, any other country in which Company conducts sales or operations and each political subdivision of each of the foregoing countries in which Company can articulate a legitimate protectable business interest.

      4. CONFIDENTIALITY. Employee covenants and agrees to hold in strictest confidence, and not disclose to any person, firm or company, without the express written consent of Company, any and all of Company's confidential data, including, but not limited to, information and documents concerning Company's business, customers, suppliers, market methods, files, trade secrets or other "know-how" or techniques or information not of a published nature or generally known (for the duration they are not published or generally known) which shall come into Employee's possession, knowledge, or custody concerning the business of Company, except as such disclosure may be required by law or in connection with Employee's employment hereunder or except as such matters may have been known to Employee at the time of Employee's employment by Company. This covenant and agreement of Employee shall survive this Agreement and continue to be binding upon Employee after the expiration or termination of this Agreement, whether by passage of time or otherwise so long as such information and data shall be treated as confidential by Company. Because of Employee's knowledge of and participation in executive issues and decisions, for purposes of this
Section 4, the term "Company" shall mean Company and all of the direct and indirect subsidiaries of Company.

      5. COVENANT NOT TO COMPETE. In consideration of Company's agreements contained herein, the payments to be made by it to Employee pursuant hereto and Employee's access to the confidential information of Company, Employee agrees that, for a period of one (1) year following the termination of Employee's employment with Company, Employee will not, without prior written consent of Company, be Engaged in a Competing Business (as defined above) in the Restricted Territory (as defined above).

      6. COVENANT NOT TO SOLICIT CUSTOMERS OF COMPANY. Employee recognizes that Company's customers are valuable and proprietary resources of Company. Accordingly, Employee agrees that for a period of one (1) year following the termination of Employee's employment with Company, Employee will not directly or indirectly solicit any client or potential client of Company with whom Employee had contact or for whose account Employee worked within the last twelve (12) months of Employee's employment with Company (or the

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period of Employee's employment if less than twelve (12) months), with the purpose, effect or potential of: (i) selling (or assisting another person's selling) or providing such client products or services that are the same, similar, or related to products or services provided by Company at that time; or
(ii) in any way reducing the amount of business such client transacts with Company.

      7. COVENANT NOT TO SOLICIT EMPLOYEES. Employee agrees that for a period of one (1) year following the termination of Employee's employment with Company, Employee will not directly or indirectly solicit, hire or engage employees of Company who would have the skills and knowledge necessary to enable or assist efforts by Employee to be Engaged in a Competing Business.

      8. REASONABLENESS; REMEDIES. Employee acknowledges and agrees that a breach by Employee of the provisions of Section 4, 5, 6 or 7, or any combination thereof, will constitute such damage as will be irreparable and the exact amount of which will be impossible to ascertain and, for that reason, agrees that Company will be entitled to an injunction to be issued by any court of competent jurisdiction restraining and enjoining Employee from violating the provisions of such Section or Sections. The right to an injunction shall be in addition to and not in lieu of any other remedy available to Company for such breach or threatened breach, including the recovery of damages from Employee. Employee expressly acknowledges and agrees that: (a) the restrictive covenants in Sections 4, 5, 6 and 7 are reasonable as to time and geographical area and do not place any unreasonable burden upon Employee; (b) the general public will not be harmed as a result of enforcement of the restrictive covenants in Sections 4, 5, 6 and 7; and (c) Employee understands and hereby agrees to each and every term and condition of the restrictive covenants in Sections 4, 5, 6 and 7. Employee also expressly acknowledges and agrees that Employee's covenants and agreements in this Section 8 shall survive this Agreement and continue to be binding upon Employee after the expiration or termination of this Agreement, whether by passage of time or otherwise.

      9. RESTRICTIONS; TRADE SECRETS. Employee represents and warrants that Employee has not entered into any agreement, whether express, implied, oral, or written, that poses an impediment to Employee's employment by Company including Employee's compliance with the terms of this Agreement. In particular, Employee is not subject to a valid, pre-existing non-competition agreement which prohibits Employee from fulfilling Employee's job duties under this Agreement, and no restrictions or limitations exist respecting Employee's ability to perform fully Employee's obligations to Company, including Employee's compliance with the terms of this Agreement. Employee agrees not to copy, refer to, or in any way use, information that is proprietary to any third party (including any previous employer) in performing his job duties under this Agreement. Employee represents and warrants that Employee has not improperly taken any documents, listings, hardware, software, discs, or any other tangible medium that embodies proprietary information from any third party, and that Employee does not intend to copy, refer to, or in any way use, information that is proprietary to any third party in performing duties for Company.

      10. VOLUNTARY TERMINATION OF EMPLOYMENT BY EMPLOYEE. Employee shall have the right to terminate his employment with Company at any time. Employee agrees to provide

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Company with two (2) weeks prior written notice of any such termination.
Company's obligation to pay base salary to Employee shall cease as of Employee's last day of work.

      11. INVOLUNTARY TERMINATION OF EMPLOYMENT BY COMPANY FOR CAUSE. Company may terminate Employee's employment at any time for Cause. As used in this
Section 11, a termination for "Cause" shall mean a termination of employment for one or more of the following reasons: (1) the misappropriation (or attempted misappropriation) of any funds or property of Company; (2) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony or a misdemeanor which involves moral turpitude or a fraudulent act; (3) willful or repeated neglect of duties; (4) acts of material dishonesty or insubordination toward Company; or (5) material breach of this Agreement. The Chief Executive Officer of Company or a duly appointed agent shall conclusively determine the existence of Cause. If Company terminates Employee's employment for Cause, Company's obligation to pay base salary to Employee shall cease as of Employee's last day of work as specified by Company in its notice to Employee of the termination for Cause. Any termination improperly characterized under this
Section 11 (such as in the case where "Cause" is found not to exist) shall be reclassified as an "Involuntary Termination Without Cause." In such event, Employee's sole and exclusive remedy shall be the payment of one (1) year base salary and pro-rated bonus, if any, under the then current compensation plan, through the effective date of termination of Employee's employment, provided Employee executes and delivers to Company (if requested by Company) a release of any and all claims Employee may have against Company, which release shall be satisfactory, in both form and substance, to Company.

      12. INVOLUNTARY TERMINATION OF EMPLOYMENT BY COMPANY WITHOUT CAUSE. Company may also terminate Employee's employment without cause (i.e., for any reason or no reason) by providing Employee with written notice of such termination. Employee's employment and this Agreement shall terminate as of the date specified in said notice. If Employee's employment is terminated pursuant to this Section 12, Company shall continue to pay Employee his base salary for a period of one (1) year following the effective date of the termination of Employee's employment and pro-rated bonus, if any, under the then current compensation plan, through the effective date of termination of Employee's employment. As a condition to any payment called for by this Section 12, Company may require Employee to execute a release of any and all claims Employee may have against Company, which release shall be satisfactory, in both form and substance, to Company.

      13. CONFIDENTIALITY OF AGREEMENT. By executing this Agreement, Employee hereby agrees not to disclose the terms of this Agreement to anyone not employed by Company, except for legal advisors, tax advisors or as may be required by law.

      14. SECTION 16 REPORTING. If, at the time Employee's employment is terminated for any reason, Employee is subject to the reporting requirements of
Section 16(a) of the Securities Exchange Act of 1934, Employee will provide to Company a written representation in a form acceptable to Company that all reportable pre-termination securities transactions relating to Employee have been reported.

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      15. ASSIGNMENT. This Agreement is personal in its nature, and Employee may not assign or transfer this Agreement or any rights or obligations hereunder.

      16. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

      17. ENTIRE AGREEMENT. This Agreement embodies the entire agreement of the parties regarding the matters within its scope and may be modified only in writing, duly executed by Employee and a duly authorized representative of Company.

      18. SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion(s) of this Agreement is in violation of law or public policy, then only the portion(s) of this Agreement which violate such law or public policy shall be stricken. All portions of this Agreement which do not violate any law or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms to give as much effect as possible to the intentions of the parties under this Agreement.

      19. ARBITRATION. The parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, or Employee's employment or compensation, shall be subject to binding arbitration in Maricopa County, Arizona, before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.

      20. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, notwithstanding any Arizona or other conflict-of-law provisions to the contrary.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

COMPANY:                                       EMPLOYEE:

INSIGHT ENTERPRISES, INC.,
A DELAWARE CORPORATION

By: /s/ Richard A. Fennessy                    /s/ Gary M. Glandon
Name: Richard A. Fennessy                      Name: Gary M. Glandon
Title: Chief Executive Officer

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